Exhibit 10.2

                                                                  EXECUTION COPY

                                   VIACOM INC.

                                 March 20, 2003

Mel Karmazin
New York, New York

Dear Mel:

          Viacom Inc. ("Viacom"), having an address at 1515 Broadway, New York, New York 10036, agrees to continue to employ you and you agree to accept such continued employment upon the following terms and conditions:

          1. Term. The term of your employment under this letter agreement (the "Agreement") shall commence on May 5, 2003 (the "Effective Date"), and, unless terminated by Viacom or you pursuant to paragraph 9 hereof, shall continue through and until the third anniversary thereof. The period from May 5, 2003 through the third anniversary thereof shall hereinafter be referred to as the "Employment Term," notwithstanding any earlier termination pursuant to paragraph 9.

          2. Duties. During the term of your employment hereunder, you agree to devote your entire business time, attention and energies to the business of Viacom and its subsidiaries. This is not intended to prevent you from engaging in other activities that do not materially conflict with or interfere with the performance of your duties and responsibilities hereunder. You will be President and Chief Operating Officer of Viacom reporting directly and solely to Sumner M. Redstone, the Chairman of the Board and Chief Executive Officer of Viacom (the "Chairman and CEO"). You will have full authority over the operations of Viacom. You will consult with the CEO on all matters within your authority. Your authority shall include, without limitation, the following powers, rights, functions, and responsibilities:

          (i) supervising, coordinating and managing Viacom business, operations, activities, operating expenses and capital allocation;

          (ii) matters relating to officers (other than the Chairman and CEO and you) and employees, including, without limitation, hiring, terminating, changing positions and allocating responsibilities of such officers and employees (provided that solely with respect to the firing of a group of senior executives (the "Specified Executives") to be mutually agreed by the Chairman and CEO and you, and the hiring of their replacements, you and the Chairman and CEO will agree jointly on such actions); and


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         (iii) substantially all of the powers, rights, functions and responsibilities typically exercised by a chief operating officer.

          Notwithstanding the foregoing, full and final decision-making authority over corporate policy and strategy shall reside in the Chairman and CEO, in consultation with you. For this purpose, "corporate policy and strategy" means significant acquisitions, significant dispositions, significant partnerships or ventures with other companies, significant shareholder relations and corporate governance matters, the entry into significant new lines of business and withdrawal from significant existing lines of business and other matters of comparable significance to Viacom. In the case of any matter within your authority pursuant to this paragraph 2 that would be included within the foregoing definition of corporate policy and strategy by reason of the language "other matters of comparable significance to Viacom" (a "Specified Matter"), however, such Specified Matter will continue to be deemed entirely within your authority pursuant to this paragraph 2, except that the Chairman and CEO will have final decision-making authority with respect to any recommendation or proposal to be submitted by management to the Board of Directors of Viacom (the "Board") on such Specified Matter. All officers of Viacom (other than the Chairman and CEO) will report, directly or indirectly, to you. You will keep the Chairman and CEO advised of significant operating or organizational issues, including, without limitation, the hiring and firing of senior executives. You will ensure that the Chairman and CEO will have full access to Viacom executives, to staff meetings convened by you, and to information and reports compiled by management so that the Chairman and CEO can fully perform his responsibilities as chief executive officer and is fully briefed on operating issues and the business of Viacom. The Chairman and CEO will have the right to overrule your decision on any operating issue only following prior consultation with the Board at a meeting called for such purpose to provide the Board with the full opportunity to take any action it deems appropriate with respect to such operating issue. Viacom agrees that the Chairman and CEO shall consult with you and keep you fully informed regarding all matters within his authority. You shall serve as a member of the Board. Your principal place of business shall be at Viacom's headquarters in the New York City metropolitan area and you shall not be required to relocate outside of the New York City metropolitan area. You shall be entitled to continue to serve on the corporate, charitable and educational boards of which you are a member as of the date hereof.

          3. Compensation. As the sole compensation for services to be rendered by you during the Employment Term in all capacities to Viacom, its subsidiaries and affiliates, you will receive the following compensation.

          (a) Salary: For all the services rendered by you in any capacity to Viacom, its subsidiaries and affiliates, Viacom agrees to pay you a base salary at the rate of $1,000,000 per annum ("Salary"), payable in accordance with Viacom's then effective payroll practices.

          (b) Bonus Compensation: In addition to your Salary, you shall be entitled to receive bonus compensation for each of the calendar years during the Employment Term, determined and payable as follows ("Bonus"):


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          (i)       Your Bonus for each of the calendar years during the
                    Employment Term will be based upon a measurement of performance against objectives in accordance with Viacom's Short-Term Incentive Plan and its Senior Executive Short-Term Incentive Plan, as the same may be amended from time to time (collectively, the "STIP"), which objectives shall be no less favorable to you than the objectives used to determine the amount of bonus payable to any other executive of Viacom whose bonus is based in whole or in part on corporate performance and who participates in the STIP.

          (ii) Your Target Bonus for 2003 shall be $6,655,000, and for each subsequent calendar year during the Employment Term shall be in an amount determined by the Compensation Committee of the Board but in any event not less than ten percent (10%) greater than for the immediately preceding calendar year.

          (iii) Your Bonus for any calendar year shall be payable by February 28 of the following year (even if not during the Employment Term). In the event that your employment hereunder terminates on or following the expiration of the Employment Term, you shall be paid a pro rata Target Bonus for 2006 promptly thereafter.

          (c) Deferred Compensation: In addition to your Salary and Bonus, you shall earn, in respect of calendar year 2003 and each calendar year during the Employment Term after 2003, an additional amount ("Deferred Compensation"), the payment of which (together with the return thereon as provided in this paragraph 3(c)) shall be deferred until January of the first calendar year following the year in which you cease to be an "executive officer" of Viacom, as defined for purposes of the Securities Exchange Act of 1934, as amended. The amount of Deferred Compensation for calendar year 2003 shall be $2,993,000. The amount of Deferred Compensation for calendar years 2004, 2005 and 2006 shall be the amount of Deferred Compensation for the preceding year increased by an amount equal to 10% of the sum of your Salary and Deferred Compensation for the preceding year; provided, however, that if your employment hereunder terminates on or following the expiration of the Employment Term, you shall continue to be credited with Deferred Compensation through the date of your termination of employment. Deferred Compensation shall be credited to a bookkeeping account maintained by Viacom on your behalf, the balance of which account shall periodically be credited (or debited) with deemed positive (or negative) return calculated in the same manner, and at the same times, as the deemed return on your account under the excess 401(k) plan of Viacom (as such plan may be amended from time to time) is determined (it being understood and agreed that if at any time during which the Deferred Compensation remains payable your excess 401(k) account balance is distributed in full to you, your Deferred Compensation account shall continue to be credited or debited with a deemed return based on the investment portfolio in which your excess 401(k) account was notionally invested immediately prior to its distribution). Viacom's obligation to


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pay the Deferred Compensation (including the return thereon provided for in this paragraph 3(c)) shall be an unfunded obligation to be satisfied from the general funds of Viacom.

          (d) Except as expressly provided herein, your compensation shall be determined by the Compensation Committee of the Board.

          4. Benefits.

          (a) You shall be entitled to participate in such medical, dental and life insurance, 401(k), pension and other plans as Viacom may have or establish from time to time and in which any other Viacom executives are eligible to participate. The foregoing, however, shall not be construed to require Viacom to establish any such plans or to prevent the modification or termination of such plans once established, and no such action or failure thereof shall affect this Agreement; provided, however, that no modification of any plans in which you participate shall be made which results in treating you less favorably than other senior executives of Viacom. It is further understood and agreed that all benefits (including without limitation, Viacom's Pension and Excess Pension Plans, short term disability program, Long-Term Disability program and any supplement thereto, life insurance and any applicable death benefit) you may be entitled to as an employee of Viacom shall be based upon your Salary and, your Deferred Compensation, as set forth in paragraphs 3(a) and (c) hereof, and not upon any bonus compensation due, payable or paid to you hereunder, except where the benefit plan expressly provides otherwise. In addition, it is hereby expressly agreed that you shall retain all benefits that you have accrued under any compensation and benefit plans of CBS. You shall be entitled to four (4) weeks vacation.

          (b) Viacom shall provide you with no less than Five Million Dollars ($5,000,000) of term life insurance during the Employment Term. You shall have the right to assign the policy for such life insurance to your spouse or issue or to a trust or trusts primarily for the benefit of your spouse and/or issue.

          (c) In addition to the benefits described in paragraphs 4(a) and (b) hereof, Viacom agrees that you shall be credited for service accrued or deemed accrued prior to May 4, 2000 with CBS or any of its subsidiaries or predecessors for all purposes under any employee benefit plans, programs or arrangement established or maintained by Viacom or any of its subsidiaries; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

          (d) Notwithstanding anything herein to the contrary, if it is determined that any payment or benefit provided to you (whether hereunder or otherwise, and including any payments or benefits resulting from the transactions contemplated by the Merger Agreement dated September 6, 1999, between Viacom and CBS Corporation (the "Merger Agreement")) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties with respect to such excise tax (such excise tax, together with any interest or penalties thereon, is herein referred to as an "Excise



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Tax"), then you shall be entitled to an additional cash payment (a "Gross-Up
Payment") in an amount that will place you in the same after-tax economic position that you would have enjoyed if the Excise Tax had not applied to the payment. The amount of the Gross-Up Payment shall be determined by an independent accounting firm of international stature selected by Viacom and reasonably acceptable by you. No Gross-Up Payments shall be payable hereunder if such accounting firm determines that such payments are not subject to an Excise Tax, unless there is a "determination" (within the meaning of Section 1313 of the Code) that such payments are subject to an Excise Tax. Viacom shall reimburse you for any costs or expenses reasonably incurred by you (including reasonable attorney's fees) in connection with any audit, investigation or claim by the Internal Revenue Service regarding the applicability of any Excise Tax. The accounting firm retained by Viacom pursuant to this paragraph 4 shall be paid by Viacom for services performed hereunder.

          5. Business Expenses. During the Employment Term, you shall be reimbursed for such reasonable travel and other expenses incurred in the performance of your duties hereunder on a basis no less favorable than as provided by Viacom to any of its senior executives.

          6. Perquisites. You shall be eligible for all perquisites made available by Viacom from time to time during the Employment Term to any other senior executives of Viacom. Without limiting the generality of the foregoing, you shall be entitled to (i) a car allowance and insurance in accordance with Viacom's policy and (ii) use of a private airplane in accordance with Viacom policy on a basis no less favorable than as provided by Viacom to any of its senior executives.

          7. Exclusive Employment, Confidential Information, Etc.

          (a) Non-Competition. You agree that your employment hereunder is on an exclusive basis, and that during the period of your employment hereunder and, in the event during the Employment Term, of a termination of your employment pursuant to paragraph 9(a) or 9(d) hereof (such terminations being referred to as "Specified Terminations"), for a period of eighteen (18) months following the date of such Specified Termination (the "Non-Compete Period"), you will not engage in any other business activity which is in conflict with your duties and obligations hereunder. You agree that during the Non-Compete Period you shall not directly or indirectly engage in or participate as an officer, employee, director, agent of or consultant for any business directly competitive with that of Viacom, nor shall you make any investments in any company or business competing with Viacom; provided, however, that nothing herein shall prevent you from investing as less than a two (2%) percent shareholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system.

          (b) Confidential Information. You agree that you shall not, during the Employment Term or at any time thereafter, use for your own purposes, or disclose to or for the benefit of any third party, any trade secret or other confidential information of Viacom or any of


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its affiliates or predecessors (except as may be required by law or in the performance of your duties hereunder consistent with Viacom's policies) and that you will comply with any confidentiality obligations of Viacom to a third party, whether under agreement or otherwise. Notwithstanding the foregoing, confidential information shall be deemed not to include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or any other person who directly or indirectly receives such information from you or at your direction or (ii) is or becomes available to you on a non-confidential basis from a source which is entitled to disclose it to you.

          (c) No Employee Solicitation. You agree that, during the period of your employment hereunder and for one (1) year thereafter, you shall not solicit, or direct or assist any other person to solicit, the employment of any person who is then or has been within six (6) months prior thereto, an employee of Viacom or any of Viacom's affiliates or predecessors (a "Restricted Employee"); provided that general solicitations or advertisements shall not be deemed solicitations for purposes of this paragraph 7(c). In addition, for a period of six (6) months (or one year, in the event of a Specified Termination) following the termination of your employment hereunder, you shall not, directly or indirectly, hire or engage, as an employee or independent contractor, any Restricted Employee who reported directly to you during the period of your employment hereunder or headed any business unit of Viacom generating $250 million or more in operating revenue in the then most recently completed fiscal year.

          (d) Viacom Ownership. The results and proceeds of your services hereunder, including, without limitation, any works of authorship resulting from your services for Viacom and created during your employment with Viacom and/or any of its affiliates or predecessors and any works in progress, shall be works-made-for-hire and Viacom shall be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner Viacom determines in its sole discretion without any further payment to you whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-for-hire and/or there are any rights which do not accrue to Viacom under the preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed to Viacom, and Viacom shall have the right to use the same in perpetuity throughout the universe in any manner Viacom determines without any further payment to you whatsoever. You shall, from time to time, as may be requested by Viacom, do any and all things which Viacom may deem useful or desirable to establish or document Viacom's exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent you have any rights in the results and proceeds of your services that cannot be assigned in the manner described above, you unconditionally and irrevocably waive the enforcement of such rights. This paragraph 7(d) is subject to, and shall not be deemed to limit, restrict, or constitute any waiver by Viacom of any rights of ownership to


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which Viacom may be entitled by operation of law by virtue of Viacom or any of its affiliates or predecessors being your employer.

          (e) Litigation. You agree that, during the Employment Term, for one
(1) year thereafter and, if longer, during the pendancy of any litigation or other proceeding, (i) you shall not communicate with anyone (other than your own attorneys and tax advisors and, except to the extent required by law or necessary in the performance of your duties hereunder) with respect to the facts or subject matter of any pending or potential litigation, or regulatory or administrative proceeding involving any of Viacom's affiliates or predecessors, other than any litigation or other proceeding in which you are a party-in-opposition, without giving prior notice to Viacom or Viacom's counsel, and (ii) in the event that any other party attempts to obtain information or documents from you with respect to matters possibly related to such litigation or other proceeding, you shall promptly so notify Viacom's counsel unless you are prohibited from doing so under applicable law.

          (f) No Right to Write Books, Articles, Etc. During the Employment Term, except as authorized by Viacom, you shall not prepare or assist any person or entity in the preparation of any books, articles, television or motion picture productions or other creations, concerning Viacom or any of Viacom's affiliates or predecessors or any of their officers, directors, agents, employees, suppliers or customers.

          (g) Return of Property. All property of Viacom obtained or prepared by or for you and utilized by you in the course of your employment with Viacom or any of its affiliates or predecessors, including all documents, data, recordings, or other property, whether tangible or intangible, including all information stored in electronic form, shall remain the exclusive property of Viacom. In the event of the termination of your employment for any reason, Viacom reserves the right, to the extent permitted by law and in addition to any other remedy Viacom may have, to deduct from any monies otherwise payable to you the following: (i) the full amount of any debt you owe to Viacom or any of its affiliates or predecessors at the time of or subsequent to the termination of your employment with Viacom, and (ii) the value of the Viacom property which you retain in your possession after the termination of your employment with Viacom. In the event that the law of any state or other jurisdiction requires the consent of an employee for such deductions, this Agreement shall serve as such consent.

          (h) Non-Disparagement. You and, to the extent set forth in the next sentence, Viacom agree that each party shall not, during the period of your employment hereunder and for one (1) year thereafter criticize, ridicule or make any statement which disparages or is derogatory of the other party in any non-public communication with any customer, client or member of the investment community or media or in any public communication. Viacom's obligations under the preceding sentence shall be limited to communications by its senior corporate executives having the rank of Senior Vice President or above ("Specified Executives"), and it is agreed and understood that any such communication by any Specified Executive shall be deemed to be a breach of this paragraph 7(h) by Viacom.


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          (i) Injunctive Relief. Viacom has entered into this Agreement in order to obtain the benefit of your unique skills, talent, and experience. You acknowledge and agree that any violation of paragraphs 7(a) through (h) hereof will result in irreparable damage to Viacom, and, accordingly, Viacom may obtain injunctive and other equitable relief for any breach or threatened breach of such paragraphs, in addition to any other remedies available to Viacom.

          (j) Survival; Modification of Terms. Your obligations under paragraphs 7(a) through (h) hereof shall remain in full force and effect for the entire period provided therein notwithstanding the termination of the Employment Term pursuant to paragraph 9 hereof or otherwise. You and Viacom agree that the restrictions and remedies contained in paragraphs 7(a) through (i) are reasonable and that it is your intention and the intention of Viacom that such restrictions and remedies shall be enforceable to the fullest extent permissible by law. If it shall be found by a court of competent jurisdiction that any such restriction or remedy is unenforceable but would be enforceable if some part thereof were deleted or the period or area of application reduced, then such restriction or remedy shall apply with such modification as shall be necessary to make it enforceable.

          8. Incapacity. In the event you become totally medically disabled at any time during the Employment Term and an independent physician selected by the Board (subject to your reasonable approval) determines that you are not expected to be able to substantially perform your duties for a six (6) consecutive month period, the Chairman and CEO, at any time after such disability has in fact continued for 60 consecutive days, may determine that Viacom requires such duties and responsibilities be performed by another executive. In the event you become disabled, you will first receive benefits under Viacom's short-term disability program for the first 26 weeks of consecutive absence. Thereafter, you will be eligible to receive benefits under Viacom's Long-Term Disability ("LTD") program or any supplement thereto, in accordance with its terms. Upon receipt of benefits under the LTD program you will also be entitled to receive, subject to applicable withholding taxes:

          (i) a Target Bonus prorated for the portion of calendar year through the date on which you become eligible to receive benefits under the LTD program, payable at the time that the Bonus for such calendar year would otherwise be paid;

          (ii) prorated Deferred Compensation for the calendar year in which such benefits commence and Deferred Compensation attributable to prior calendar years, payable, together with the return thereon as provided in paragraph 3(c), prior to January 31 of the calendar year following the calendar year in which such benefits commence; and

          (iii) stock options previously granted to you which are exercisable on or prior to the date as of which benefits commence under the LTD program or that would have vested and become exercisable on or before the last day of the

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                    Employment Term will become vested and shall be exercisable for two (2) years after the date as of which such benefits commence or, if later, until May 5, 2006, but in no event may such stock options be exercised following the expiration date of such stock options.

In the event that you thereafter become able to substantially perform your duties, you will then be entitled to receive from Viacom your Salary and Deferred Compensation at the rate being paid to you immediately prior to the commencement of such disability, and your Bonus calculated pursuant to paragraph 3(b) hereof, through the remainder of the Employment Term reduced by any employment compensation earned by you for any work or service performed for any other person.

          9. Termination.

          (a) Termination for Cause. Viacom may, at its option, terminate your employment under this Agreement forthwith for "cause"; provided, however, that Viacom may terminate your employment under this Agreement pursuant to this paragraph only by action of the Board at a meeting called for such purpose at which you and a counsel of your choosing shall have an opportunity to be heard. In the event your employment hereunder is terminated pursuant to this paragraph 9(a), you shall be entitled to receive and Viacom shall be required to provide
(i) your Salary through the effective date of your termination, (ii) any earned but unpaid Bonus with respect to any then completed calendar year, (iii) the Deferred Compensation credited on your behalf under paragraph 3(c) as of the effective date of your termination (which shall be paid, together with the return thereon as provided in paragraph 3(c), prior to January 31 of the calendar year following the effective date of your termination), and (iv) all vested other compensation and benefits to which you are entitled as of the effective date of your termination under the terms or conditions applicable to such compensation or benefits (collectively, the "Accrued Obligations"). For purposes of this Agreement, termination of your employment under this Agreement for "cause" shall mean termination for embezzlement, fraud or other conduct relating to Viacom or its affiliates which would constitute a felony, conviction of, or plea of nolo contendere to, a felony, or willful and either repeated or continuing refusal or failure to substantially perform a material obligation under this Agreement (including, without limitation, your willful and either repeated or continuing failure or refusal to substantially perform your obligations hereunder as set forth in paragraphs 2, 7 and 12 hereof) after a written demand for performance has been delivered to you by the Board, except in the event of your disability as set forth in paragraph 8. Anything herein to the contrary notwithstanding, Viacom will give you written notice prior to terminating your employment under this Agreement for your willful and either repeated or continuing failure or refusal to substantially perform setting forth the exact nature of any alleged willful and either repeated or continuing failure or refusal to substantially perform. You shall have ten (10) business days from the giving of such notice within which to cure and within which period Viacom cannot terminate your employment under this Agreement for the stated reasons and, if so cured, after which period Viacom cannot terminate your employment under this Agreement for the stated reasons; provided, however, that this sentence


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shall not apply with respect to willful and either repeated or continuing failures or refusals to substantially perform which by their nature cannot be cured. For purposes of the foregoing definition of "cause", no act, or failure to act, on your part shall be deemed "willful" unless done, or omitted to be done, by you not in good faith and without the reasonable belief by you that such act or omission was in the best interests of Viacom and not in violation of any material provision of this Agreement.

          (b) Good Reason Termination. You may terminate your employment hereunder for "Good Reason" at any time during the Employment Term by written notice to the Board not more than thirty (30) calendar days after the occurrence of the event constituting "Good Reason." Such notice shall state an effective date no earlier than thirty (30) business days after the date it is given (such not less than thirty (30) business day period being hereinafter referred to as the "Notice Period"); provided, however, that in the case of a resignation with respect to clause (iv)(B) below (other than with respect to a Specified Matter), the Notice Period shall be extended by an additional sixty (60) calendar days, it being understood and agreed that during such sixty (60) calendar day extension, you shall not be required to report to your office or perform your duties under paragraph 2. Viacom shall have ten (10) business days from the giving of such notice within which to cure and within which period you cannot terminate your employment under this Agreement for the stated reasons and, if so cured, after which period you cannot terminate your employment under this Agreement for the stated reason; provided, however, that this sentence shall not apply (1) with respect to events which by their nature cannot be cured and (2) with respect to clause (b)(iv) or (b)(v) below. "Good Reason" shall mean any of the following, without your prior written consent, other than in connection with the termination of your employment for "cause" (as defined above) or in connection with your permanent disability:

          (i) the assignment to you by Viacom of duties substantially inconsistent with your responsibilities, authority, positions, titles or offices, the withdrawal of a material part of your responsibilities, authority, positions, titles or offices or an adverse change in your reporting relationship, all as set forth in paragraph 2, including, without limitation, a determination made by you in good faith (and not without some reasonable basis) that there has been (x) material repeated or continuing interference in your material reporting relationships with, or material repeated or continuing undermining of your authority over, the officers or employees of Viacom, or (y) material repeated or continuing interference with, or material repeated or continuing undermining of, your authority as set forth in paragraph 2, in the case of each of clause (x) and clause (y), after written demand that such actions cease has been delivered by you to the Board;

          (ii) a reduction by Viacom in your Salary or Target Bonus as in effect at the date hereof or as the same may be increased from time to time during the Employment Term;


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                                       11

          (iii) Viacom's requiring you to be based anywhere other than the New York City metropolitan area, except for required travel on Viacom's business to any extent substantially consistent with business travel obligations of other senior executives of Viacom;

          (iv) (A) your being overruled by the Board or the Chairman and CEO on any decision which is within the authority given to you under paragraph 2 hereof, so long as your decision that is being overruled was a bona fide decision, or (B) the Chairman and CEO or the Board making a decision with respect to a matter that falls within the definition of "corporate policy and strategy" set forth in paragraph 2 despite your bona fide objection to such decision; provided that (x) if the final decision with respect to such matter was made by the Board or the Chairman and CEO at a Board meeting, such bona fide objection was made by you at such Board meeting,
                    (y) if the final decision with respect to such matter was made by the Chairman and CEO and the Chairman and CEO fully consulted with you in the proximate time frame (which consultation included his informing you that he was making a final decision on the matter) in which the Chairman and CEO made such final decision, such bona fide objection was made by you in writing and delivered to the Chairman and CEO (with a copy to the Board) within a reasonable period after such full consultation and (z) if the final decision with respect to such matter was made other than in the circumstances described in clause (x) or (y) above, such bona fide objection was made by you promptly in writing and delivered to the Chairman and CEO (with a copy to the Board) following your obtaining knowledge of such final decision and; provided, further, that if the final decision was on a Specified Matter, such decision is not reversed based on your bona fide objection within ten (10) business days following your communication of such objection to the Chairman and CEO and the Board;

          (v) the Board ceasing to be comprised of a majority of independent directors (as defined for purposes of the Corporate Governance Guidelines adopted by the Board of Directors and in effect as of the date hereof); provided, however, that in the event such circumstance is due to a vacancy or removal of any independent director, Viacom shall have a reasonable period of time from the date of such vacancy or removal (not extending beyond the earlier of six months and the date of the next annual meeting of shareholders, but in no event less than two months) within which to fill such vacancy with an independent director or otherwise cure such circumstance and within which period you cannot terminate your employment under this Agreement for the stated reason;

          (vi) the material breach by Viacom of any of its material obligations hereunder;

          (vii) in the event Sumner Redstone ceases to be the chief executive officer of Viacom, Viacom's failure to promptly appoint you as Mr. Redstone's successor as chief executive officer; or

          (viii)    in the event the Chairman and CEO does not agree within ten
                    (10) business days to any written request by you to terminate a Specified Executive or hire a replacement for a Specified Executive.

          (c) Termination Without Cause; Non-Renewal. Viacom may terminate your employment under this Agreement without "cause" (as defined above) at any time during the Employment Term by written notice to you. The Chairman and CEO may at any time during the Employment Term recommend to the Board that your employment hereunder be terminated; provided, however, that Viacom may terminate your employment without "cause" only by action of the Board. In addition, in the event that, on or prior to December 1, 2005, Viacom has not offered to renew the Employment Term for at least two years, with Salary and Target Bonus at least equal to those in effect during the last calendar year of the Employment Term and otherwise on the terms and conditions contained herein, then either you or Viacom may terminate your employment hereunder effective December 31, 2005 upon written notice to the other delivered prior to such date.

          (d) Termination Without Good Reason. You may voluntarily terminate your employment under this Agreement without "Good Reason" (as defined above) at any time during the Employment Term by written notice to the Board, in which case you shall be entitled to receive the Accrued Obligations, it being understood and agreed that a termination by you pursuant to the last sentence of paragraph 9(c) shall not be deemed a termination without Good Reason.

          (e) Termination Payments, Etc. In the event that your employment terminates pursuant to paragraph 9(b) or 9(c) hereof, you shall be entitled to the following, subject to applicable withholding taxes:

          (i) your Salary as provided in paragraph 3(a) until the end of the Employment Term (with the exception of paragraph 9(e)(vii), the term "Employment Term" as used in this paragraph 9(e) shall be deemed to end upon the second anniversary of the effective date of your termination), payable in accordance with Viacom's then effective payroll practices;

          (ii) bonus compensation for the calendar year of termination and for each subsequent calendar year, if any, during the Employment Term (prorated for any partial calendar year) equal to your Target Bonus as set forth in paragraph 3(b);

          (iii) additional Deferred Compensation for the calendar year of termination and for each subsequent calendar year, if any, during the Employment Term (prorated for any partial calendar year) as set forth in paragraph 3(c); Deferred Compensation attributable to the calendar year in which the termination pursuant to paragraph 9(b) or 9(c) hereof occurs and Deferred Compensation previously accrued and attributable to prior calendar years shall be payable, together with the return thereon as provided in paragraph 3(c), prior to January 31 of the calendar year following such termination; and Deferred Compensation attributable to subsequent calendar years shall be payable, together with the return thereon as provided in paragraph 3(c), prior to January 31 of each such following calendar year;

          (iv) your perquisites as provided in paragraph 6 until the end of the Employment Term, payable in accordance with Viacom's then effective payroll practices;

          (v) medical and dental insurance coverage until the end of the Employment Term or, if earlier, the date on which you become eligible for medical and dental coverage from a third party employer; during this period, Viacom will pay an amount equal to the applicable COBRA premiums (or such other amounts as may be required by applicable law) (which amount will be included in your income for tax purposes to the extent required by applicable law); at the end of such period, you may elect to continue your medical and dental insurance coverage at your own expense for the balance, if any, of the period required by law;

          (vi) life insurance coverage as set forth in paragraph 4(b) until the end of the Employment Term (the amount of such insurance to be reduced by the amount of any insurance provided by a new employer without cost to you);

          (vii) all stock options (x) granted to you on or following the Effective Date whether or not such stock options are exercisable on or prior to the date of the termination of your employment and (y) granted to you before the Effective Date which are exercisable on or prior to the date of the termination of your employment or that would have vested and become exercisable on or before the last day of the Employment Term, will become vested and shall be exercisable for two (2) years after the date of such termination or, if later, until May 5, 2006, but in no event may such stock options be exercised following the expiration date of such stock options;

          (viii) a supplemental pension benefit calculated in accordance with the terms of the Excess Pension Plan and paragraph 4(c) as though you were employed through the end of the Employment Term; and

          (ix) provision of an appropriate office and secretarial assistance for up to six (6) months after the termination of your employment.

          The payments provided for in (i) above are in lieu of any severance or income continuation or protection under any Viacom plan that may now or hereafter exist. The payments and benefits to be provided pursuant to this paragraph 9(e) shall constitute liquidated damages, shall not be subject to reduction or offset as a result of any other compensation or benefits you may earn from subsequent employment and shall be deemed to satisfy and be in full and final settlement of all obligations of Viacom to you under this Agreement.

          (f) Termination of Benefits. Notwithstanding anything in this Agreement to the contrary (except as otherwise provided in paragraph 9(e) with respect to medical, dental and life insurance and Excess Pension Plan benefits or in paragraphs 7 and 8 with respect to continued exercisability of options), coverage under all Viacom benefit plans and programs (including, without limitation, vacation, 401(k), excess 401(k) and pension plans, LTD and accidental death and dismemberment and business travel and accident insurance) will terminate upon the termination of your employment except to the extent otherwise expressly provided in such plans or programs.

          (g) Deemed Resignation. Upon any termination of your employment hereunder pursuant to this paragraph 9, and without any further action by you or Viacom, you shall be deemed to have resigned from the Board and from all other offices and positions with Viacom and its affiliates effective as of the effective date of such termination of employment.

          10. Death. If you die prior to the end of the Employment Term, your beneficiary or estate shall be entitled to receive your Salary up to the date on which the death occurs, a pro-rated Target Bonus and pro-rated Deferred Compensation for the calendar year in which the death occurs and Deferred Compensation attributable to prior calendar years payable, together with the return thereon as provided in paragraph 3(c), prior to January 31 of the following calendar year. In addition, the vesting of all stock options previously granted to you that are not exercisable as of the date on which the death occurs shall be accelerated, and your beneficiary or estate shall be entitled to exercise such stock options, together with all stock options that are exercisable as of the date of your death, for two (2) years after the date of death or, if later, until May 5, 2006, but in no event may such stock options be exercised following the expiration date of such stock options.

          11. Section 317 and 507 of the Federal Communications Act. You represent that you have not accepted or given nor will you accept or give, directly or indirectly, any money, services or other valuable consideration from or to anyone other than Viacom for the inclusion of any matter as part of any film, television program or other production produced, distributed and/or developed by Viacom and/or any of its affiliates or predecessors.

          12. Equal Opportunity Employer. You acknowledge that Viacom is an equal opportunity employer. You agree that you will comply with Viacom policies regarding employment practices and with applicable federal, state and local laws prohibiting discrimination on the basis of race, color, creed, national origin, age, sex or disability.

          13. Indemnification.

          (a) Viacom shall indemnify and hold you harmless, to the maximum extent permitted by law and by the Certificate of Incorporation and/or the Bylaws of Viacom, against judgments, fines, amounts paid in settlement of and reasonable expenses incurred by you in connection with the defense of any action or proceeding (or any appeal therefrom) in which you are a party by reason of your position as President and Chief Operating Officer or any other office you may hold with Viacom or its affiliates or by reason of any prior positions held by you with Viacom or any of its affiliates or predecessors or for any acts or omissions made by you in good faith in the performance of any of your duties as an officer of Viacom.

          (b) To the extent that Viacom maintains officers' and directors' liability insurance, you will be covered under such policy.

          14. Notices. All notices required to be given hereunder shall be given in writing, by personal delivery or by mail at the respective addresses of the parties hereto set forth above, or at such other address as may be designated in writing by either party. Any notice given by mail shall be deemed to have been given three days following such mailing.

          15. Assignment. This is an Agreement for the performance of personal services by you and may not be assigned by you or Viacom except that Viacom may assign this Agreement to any affiliate of or any successor in interest to Viacom.

          16. New York Law, Etc. This Agreement and all matters or issues collateral thereto shall be governed by the laws of the State of New York applicable to contracts entered into and performed entirely therein. Any action to enforce this Agreement shall be brought in the state or federal courts located in the City of New York. If you obtain any money judgment or otherwise prevail in the final adjudication of any claim or suit brought by you or Viacom to enforce or interpret any material provision contained herein, Viacom shall reimburse you for any costs or expenses reasonably incurred by you (including reasonable attorney's fees) in connection with such claim or suit.

          17. No Implied Contract. Nothing contained in this Agreement shall be construed to impose any obligation on Viacom to renew this Agreement or any portion thereof. The parties intend to be bound only upon execution of a written agreement and no negotiation, exchange of draft or partial performance shall be deemed to imply an agreement. Neither the continuation of employment nor any other conduct shall be deemed to imply a continuing agreement upon the expiration of this Agreement.

          18. Written Instrument. This Agreement can be changed only by a writing signed by both parties hereto.

          19. Void Provisions. If any provision of this Agreement, as applied to either party or to any circumstances, shall be adjudged by a court to be void or unenforceable, the same shall be deemed stricken from this Agreement and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.

          20. Supersedes Previous Agreements. Effective as of the Effective Date, this Agreement shall supersede and cancel all prior agreements relating to your employment by Viacom or any of its affiliates and predecessors, including, without limitation, the employment agreement, dated September 6, 1999, as amended, between Viacom and you. Notwithstanding the preceding sentence, this Agreement is not intended, and shall not be construed, to affect your rights in any compensation or benefits that have been granted or accrued prior to the Effective Date.

          21. Expiration of Article XIII. The parties hereto acknowledge and agree that the special governance provisions of Article XIII of the Amended and Restated Certificate of Incorporation of Viacom, including the super-majority Board approval requirements contained therein, shall expire on May 4, 2003.

          If the foregoing correctly sets forth our understanding, please sign one copy of this letter and return it to the undersigned, whereupon this letter shall constitute a binding agreement between us.

                                       Very truly yours,

                                       VIACOM INC.

                                       By:/s/ MICHAEL D. FRICKLAS
                                          --------------------------------
                                          Michael D. Fricklas
                                          Executive Vice President,
                                          General Counsel and Secretary


ACCEPTED AND AGREED:

/s/ MEL KARMAZIN
---------------------------
Mel Karmazin

March 20, 2003